Exhibit 5.2

May 23, 2023

Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel for Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to $15,000,000 of shares of the Company’s Class A common stock (the “Shares”), $0.0001 par value per share (the “Common Stock”), pursuant to a Sales Agreement entered into on or about the date hereof between the Company and H.C. Wainwright & Co., LLC (the “Sales Agreement”), filed as Exhibit 1.2 to Amendment No. 1, which is being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, to the Registration Statement on Form S-3 (File No. 333-271671) filed by the Company with the Commission on May 5, 2023 (as so amended, the “Registration Statement”).

In connection with this opinion, we have assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization, (ii) a Prospectus (as defined herein) properly describing the Shares offered thereby will have been delivered to the purchaser(s) of such Shares as required in accordance with applicable law, (iii) upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company has authority to issue under the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as currently in effect, (collectively, the “Company Charter Documents”), (iv) the authorization relating to the issuance, sale and delivery of the Shares by the Company will not have been modified or rescinded, and (v) there will not have occurred any change in law or in the Company Charter Documents adversely affecting the Shares or the rights of the holders thereof.

In connection with the opinion expressed herein, we have examined, among other things, (i)  the Company Charter Documents, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement and the Sales Agreement (the “Resolutions”), (iii) the Registration Statement, including the base prospectus and the preliminary prospectus supplement relating to the Shares included therein, (iv) the form of Sales Agreement, and (v) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	The Grace Building, 1114 Avenue of the Americas, 32nd Floor New York, NY 10036-7708 Tel +1.212.237.0000 Fax +1.212.237.0100 velaw.com

May 23, 2023 Page 2

We have also reviewed such questions of law as we have deemed necessary or appropriate.  As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the legal capacity of all individuals executing any of the foregoing documents.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that Shares will be validly issued, fully paid and non-assessable when

(i) the Company’s final prospectus relating to the Shares (together with any amendments or supplements thereto, the “Prospectus”) and final prospectus supplement relating to the Shares (together with any amendments or supplements thereto, the “Prospectus Supplement”) and the issuance and sale of the Shares pursuant to the Sales Agreement has been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder,

(ii) the Registration Statement, as finally amended (including any necessary post-effective amendment), shall have been declared effective under the Securities Act, (and such effectiveness shall not have been terminated or rescinded) and comply with all applicable laws at the time the Shares are offered and issued in the manner and as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement,

(iii) the Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Company Charter Documents and the Resolutions, setting the price of the Shares, and authorizing the issue and sale of the Shares,

(iv) the Sales Agreement will have been duly executed and delivered, and

(v) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the Sales Agreement.

The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

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We hereby consent to the statements with respect to us under the heading “Legal Matters” and to all references to our Firm included in or made a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.